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                                                                 Exhibit 99(Z)

ONEBEACON

OVERVIEW

       On June 1, 2001 a wholly-owned subsidiary of White Mountains Insurance Group, Ltd. ("White Mountains") acquired OneBeacon Corporation ("OneBeacon", formerly CGU Corporation) from London-based CGNU plc ("CGNU"). The consolidated financial statements of OneBeacon for the first five of the six months ended June 30, 2001, the six months ended June 30, 2000 and the years ended December 31, 2000, 1999 and 1998 were prepared in their entirety under the direction of the former management of OneBeacon, and for the benefit of, CGNU. The consolidated financial statements of OneBeacon for the one month ended June 30, 2001 were prepared in their entirety under the direction of, and for the benefit of, White Mountains and its subsidiaries.

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions, which are based on information known as of the date the financial statements are prepared and issued, that affect the reported amounts of assets, liabilities, revenues and expenses. Eventual results can differ from those estimates, particularly with respect to loss and loss adjustment expense reserves, as further information subsequently unfolds. OneBeacon's financial results for the year ended December 31, 2000 included $818.0 million of loss and loss adjustment expenses related to events that were determined to have occurred in prior accident years. As a result, loss and loss adjustment expense reserves for the years ended December 31, 1999 and 1998, as presented herein, were subsequently proven to be inadequate.

       These historic financial statements are not necessarily indicative of financial results expected in future periods and should be read in conjunction with the Company's Form 8-K filed on June 25, 2001 which contains certain historical and pro forma financial information of White Mountains and OneBeacon.

       On September 25, 2000, in connection with its pending acquisition by White Mountains, OneBeacon determined that it would sell its life insurance operations, its Canadian property and casualty operations and certain other non-insurance operations to its parent, CGNU plc, immediately prior to White Mountains' acquisition of OneBeacon on June 1, 2001. Accordingly, these discontinued operations have been excluded from OneBeacon's continuing operations herein.

       On June 1, 2001, immediately prior to and in connection with its acquisition of OneBeacon by White Mountains, CGNU caused OneBeacon to purchase $2.5 billion in reinsurance protection for its asbestos, environmental and certain other latent exposures with National Indemnity Company (the "NICO Cover") and $400.0 million of adverse loss development reinsurance protection with General Re Corporation (the "GRC Cover").

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SELECTED FINANCIAL DATA

       Selected consolidated financial data of OneBeacon for the one month period ended June 30, 2001, the six month periods ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998 follows:

------------------------------------------------------------------------------------------------------------------------------
                                               ONE MONTH          SIX MONTHS
                                                 ENDED               ENDED                        YEAR ENDED
                                               JUNE 30,            JUNE 30,                      DECEMBER 31,
                                                             ------------------------   --------------------------------------
Dollars in Millions                              2001(1)         2001        2000          2000          1999         1998
                                               -----------   -----------  -----------   -----------   -----------   ----------
INCOME STATEMENT DATA:
Net written insurance premiums(2)              $     314.5   $     563.1  $   2,274.4   $   4,294.1   $   4,248.7   $  4,113.4
                                               ===========   ===========  ===========   ===========   ===========   ==========

Net earned insurance premiums(2)               $     330.0   $     726.8  $   2,157.0   $   4,275.1   $   4,260.0   $  4,041.9
Loss and loss adjustment expenses (2)               (308.5)       (841.7)    (1,640.5)     (4,302.0)     (3,252.4)    (3,946.9)
Other underwriting expenses                         (106.2)       (777.9)      (642.6)     (1,425.2)     (1,443.8)    (1,461.5)
                                               -----------   -----------  -----------   -----------   -----------   ----------
  Underwriting loss                                  (84.7)       (892.8)      (126.1)     (1,452.1)       (436.2)    (1,366.5)
Net investment income                                 38.5         267.8        243.3         504.9         502.1        480.3
Net realized gains from sales of investments           3.7         326.3         43.0         732.8         381.9        400.3
Interest expense                                      (0.1)        (33.1)       (36.4)        (72.6)        (72.7)        (1.3)
                                               -----------   -----------  -----------   -----------   -----------   ----------
  Pretax income (loss)                               (42.6)       (331.8)       123.8        (287.0)        375.1       (487.2)
Income tax benefit (provision)                        15.2          68.0        (24.0)         83.3        (104.5)       186.1
                                               -----------   -----------  -----------   -----------   -----------   ----------
Net income (loss) from continuing operations   $     (27.4)  $    (263.8) $      99.8   $    (203.7)  $     270.6   $   (301.1)
                                               ===========   ===========  ===========   ===========   ===========   ==========
GAAP RATIOS:
Loss and loss adjustment expense(3)                     94%       n/m              76%          101%           76%          98%
Other underwriting expense(3)                           32%       n/m              30%           33%           34%          36%
                                               -----------   -----------  -----------   -----------   -----------   ----------
  Combined(3)                                          126%       n/m             106%          134%          110%         134%
                                               ===========   ===========  ===========   ===========   ===========   ==========
BALANCE SHEET DATA (END OF PERIOD):
Total assets                                                 $  15,097.5  $  13,887.8   $  14,210.1   $  14,000.2   $ 14,557.4
Long-term debt                                                       3.2      1,130.8       1,113.9       1,130.8      1,126.0
Shareholders' equity                                             3,249.9      3,866.7       3,198.7       3,771.5      3,979.8
------------------------------------------------------------------------------------------------------------------------------


(1) White Mountains acquired OneBeacon on June 1, 2001. As a result, White Mountains' results of operations for the 2001 second quarter included OneBeacon's results only for the one-month period ended June 30, 2001. These results were reported in White Mountains' Form 10- Q for the six months ended June 30, 2001.

(2) Net written insurance premiums, net earned insurance premiums and loss and loss adjustment expenses for the six months ended June 30, 2001 were significantly effected by the NICO Cover and the GRC Cover which were entered into by OneBeacon on June 1, 2001.

(3) As a result of entering into the NICO Cover and the GRC Cover on June 1, 2001, OneBeacon's combined ratio for the six months ended June 30, 2001 is not considered to be meaningful ("n/m"). The combined ratio, calculated without taking into account these reinsurance covers, was approximately 119%.

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SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

       OneBeacon reported a net loss from continuing operations of $263.8 million for the six months ended June 30, 2001 versus net income from continuing operations of $99.8 million for the comparable 2000 period. The decline in net income during the 2001 period related principally to the cost of the NICO Cover and the GRC Cover. As a result of these significant reinsurance covers, OneBeacon's combined ratio for the six months ended June 30, 2001 is not considered to be meaningful. The combined ratio, calculated without taking into account these covers, was approximately 119%. OneBeacon's reported combined ratio for the six month period ended June 30, 2000 was 106%. Favorable underwriting results recorded during the six months ended June 30, 2000 were influenced by reserve levels that were subsequently determined to be inadequate as evidenced by significant reserve strengthening recorded in future periods.

       Net written premiums for the six months ended June 30, 2001 decreased significantly to $563.1 million versus $2,274.4 million in the comparable 2000 period. Earned premiums also decreased significantly to $726.8 million in the 2001 period versus $2,157.0 million in the 2000 period. These decreases in net premiums relate primarily to $1,510.1 million in reinsurance premiums ceded and paid in connection with the NICO Cover and the GRC Cover.

       Loss and loss adjustment expenses for the six months ended June 30, 2001 decreased significantly to $841.7 million versus $1,640.5 million in the comparable 2000 period. This $798.8 million decrease resulted primarily from $1,037.8 million in loss and loss adjustment expenses ceded pursuant to the NICO Cover and the GRC Cover.

       Other underwriting expenses increased $135.3 million to $777.9 million for the six months ended June 30, 2001 versus $642.6 million in the comparable 2000 period. This increase resulted principally from the immediate recognition of certain deferred policy acquisition costs considered to be unrecoverable in future periods due to poor underwriting results experienced during 2001 and 2000. In addition, other underwriting expenses increased during the 2001 period relating to employee benefit obligations, reserves established for uncollectible receivable balances, write-offs of non-utilizable software costs and litigation reserves recorded in the normal course of business.

       Net investment income for the six months ended June 30, 2001 increased modestly to $267.8 million versus $243.3 million in the 2000 period. This $24.5 million increase resulted from a decision made by OneBeacon during the 2000 fourth quarter and 2001 first quarter to liquidate a large portion of its common equity portfolio in favor of additional investments in fixed maturities. This action resulted in an increase in net investment income earned during the 2001 first half versus the 2000 comparable period.

       Net realized gains from sales of investment securities for the six months ended June 30, 2001 increased significantly to $326.3 million versus $43.0 million in the 2000 period. This $283.3 million increase resulted from the sale of a large portion of OneBeacon's common equity portfolio during the 2001 first quarter.

       Interest expense for the six months ended June 30, 2001 decreased to $33.1 million versus $36.4 million in 2000. This $3.3 million decrease resulted largely from the repayment of OneBeacon's $1.1 billion intercompany loan with CGNU on June 1, 2001.

       OneBeacon's income tax benefit for the six months ended June 30, 2001 of $68.0 million represented an effective tax rate of 20.5%. OneBeacon's income tax expense of $24.0 million for the six months ended June 30, 2000 represented an effective tax rate of 19.4%. OneBeacon's effective rate of tax benefit for the 2001 first half (resulting from a net loss reported during that period) was less than the statutory rate of 35% as a result of establishing deferred tax valuation allowances during the period which more than offset the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities. OneBeacon's effective tax rate for the 2000 first half was less than the statutory rate of 35% due to the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities.

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YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

       OneBeacon reported a net loss from continuing operations of $203.7 million for the year ended December 31, 2000 versus net income from continuing operations of $270.6 million for the comparable 1999 period. The decline in net income in 2000 related principally to an $818.0 million increase in loss and loss adjustment expense reserves recorded during that period relating to prior accident year losses, partially offset by an increase in net realized gains from sales of investment securities. OneBeacon's reported combined ratio for 2000 was 134% versus 110% for 1999.

       Net written premiums from 1999 to 2000 increased slightly to $4,294.1 million in 2000 versus $4,248.7 million in 1999. Net earned premiums also increased slightly to $4,275.1 million in 2000 versus $4,260.0 million in 1999. The net $15.1 million increase in net earned premiums was comprised of a $35.8 million increase in premiums relating to commercial lines, a $27.4 million increase relating to specialty lines and a $48.1 million decrease relating to personal lines.

       Commercial lines net earned premiums increased in 2000 primarily as a result of overall price increases but were offset slightly by management's decision to non-renew accounts considered to have performed poorly and by premiums ceded in connection with certain reinsurance coverages. Specialty lines net earned premiums increased in 2000 as OneBeacon increased its focus on specialty writings at this time. However, incurred losses on this business line were later determined to be much higher than originally anticipated which prompted OneBeacon to discontinue writing many of its specialty products in 2001. Personal lines net earned premiums declined in 2000.

       OneBeacon's loss and loss adjustment expenses increased $1,049.6 million to $4,302.0 million in 2000 versus $3,252.4 million in 1999. The increase in loss and loss adjustment expenses resulted primarily from $818.0 million of adverse loss development recorded during 2000 relating to prior accident years as compared to $57.5 million of adverse development recorded during 1999. The adverse loss development recorded during 2000 related primarily to exposures in the areas of auto liability coverage ($204.4 million), workers compensation ($149.3 million), general liability ($136.9 million) and special multi-peril coverage ($256.5 million). Additionally, OneBeacon's 2000 loss and loss adjustment expenses were higher than 1999.

       Catastrophe losses net of reinsurance decreased $44.6 million to $89.0 million in 2000 versus $133.6 million in 1999. Catastrophe losses affecting 2000 results consisted of weather related events, including severe weather in the Northeast and the Southeast and winter storms in the Midwest. Catastrophe losses affecting 1999 results consisted of Hurricane Floyd, severe tornado and hail storms in the Southwest and winter storms in the Midwest and the Northeast.

       Other underwriting expenses decreased $18.6 million to $1,425.2 million in 2000 versus $1,443.8 million in 1999. Expenses incurred related to the merger of Commercial Union Corporation and General Accident Corporation of America in 1999 resulted in higher other underwriting expenses in that year versus 2000 despite increases during 2000 in deferred acquisition cost expenses and additional employee incentive costs related to the acquisition of OneBeacon by White Mountains. The increase in 2000 deferred policy acquisition cost expenses resulted primarily from the immediate recognition of $23.6 million of such costs that were considered to be unrecoverable in future periods due to poor underwriting results experienced during 2000.

       Net investment income of $504.9 million in 2000 was essentially unchanged from $502.1 million in 1999. During the latter part of the 2000 fourth quarter OneBeacon significantly decreased its portfolio of common equity securities in favor of additional investments in fixed maturity investments. Due to the timing of these changes in its investment portfolio, these actions did not have a significant impact on the components of OneBeacon's net investment income for 2000.

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       Net realized gains from sales of investment securities increased $350.9 million to $732.8 million in 2000 versus $381.9 million in 1999. During 2000, OneBeacon recognized net realized gains of $553.9 million from sales of common equity securities versus comparable net realized gains of $398.2 million in 1999. In addition, OneBeacon recognized net realized gains of $195.8 million during 2000 from sales of fixed maturity securities versus comparable net realized losses of $16.1 million in 1999. The increase in net realized gains recognized by OneBeacon during 2000 principally resulted from a decision to reduce its portfolio of common equity securities and to reallocate a larger portion of its fixed maturity portfolio to U.S. Government and agency obligations.

       Interest expense of $72.6 million in 2000 was essentially unchanged from $72.7 million recorded in 1999. During 1999 and 2000 OneBeacon's intercompany term loan from its parent remained at approximately $1.1 billion.

       OneBeacon's income tax benefit of $83.3 million in 2000 represented an effective tax rate of 29.0%. OneBeacon's income tax expense of $104.5 million in 1999 represented an effective tax rate of 27.9%. OneBeacon's effective rate of tax benefit for 2000 (resulting from a net loss reported during that year) was less than the statutory rate of 35% as a result of establishing deferred tax valuation allowances during the 2000 period which more than offset the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities. OneBeacon's effective tax rate for 1999 was less than the statutory rate of 35% due to the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

       OneBeacon reported net income from continuing operations of $270.6 million for the year ended December 31, 1999 versus a net loss from continuing operations of $301.1 million for the comparable 1998 period. The net loss recorded during 1998 was the result of a reserve increase relating primarily to environmental and asbestos exposures. Underwriting results recorded during the 1999 period were influenced by reserve levels that were subsequently determined to be inadequate as evidenced by significant reserve increases recorded in 2000. OneBeacon's reported combined ratio for 1999 was 110% versus 134% for 1998.

       Net written premiums from 1998 to 1999 increased $135.3 million to $4,248.7 million in 1999 versus $4,113.4 million in 1998. Net earned premiums also increased to $4,260.0 million in 1999 versus $4,041.9 million in 1998. The $218.1 million increase in net earned premiums from 1998 to 1999 consisted of a $155.3 million increase in premiums relating to specialty lines, a $81.0 million increase relating to commercial lines offset by a $18.2 million decrease relating to personal lines.

       The increase in specialty lines net earned premiums for 1999 resulted primarily from the acquisition of National Farmers Union Property & Casualty Company and its subsidiaries ("NFU") by OneBeacon on July 16, 1998. In addition, specialty lines net earned premiums increased in 1999 as OneBeacon increased its focus on specialty writings at this time. Commercial lines net earned premiums in 1999 increased principally from increased writings of workers compensation risks. Personal lines net earned premiums declined in 1999.

       OneBeacon's loss and loss adjustment expenses decreased $694.5 million to $3,252.4 million in 1999 versus $3,946.9 million in 1998. The decrease in loss and loss adjustment expenses from 1998 to 1999 resulted from lower reserves recorded in 1999 versus 1998. During 1999 OneBeacon recorded $57.5 million of adverse loss development. During 1998, OneBeacon increased reserves by $614.0 million relating to environmental and asbestos exposures and $226.6 million for other lines.

       Catastrophe losses net of reinsurance decreased $44.3 million to $133.6 million in 1999 versus $177.9 million in 1998. Catastrophe losses affecting 1999 results consisted of Hurricane Floyd, severe tornado and hail storms in the Southwest and winter storms in the Midwest and the Northeast. Catastrophe losses affecting 1998 results consisted of a severe ice storm affecting northern New England, tornado and hail storms in the Southeast and the Midwest.

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       Other underwriting expenses decreased $17.7 million to $1,443.8 million in 1999 versus $1,461.5 million in 1998. During 1999, reductions in costs related to the merger of Commercial Union Corporation and General Accident Corporation of America were partially offset by an increase in expenses related to information systems development and deferred policy acquisition costs.

       Net investment income increased $21.8 million to $502.1 million in 1999 versus $480.3 million in 1998. This increase resulted from a combination of higher yields earned as well as a higher concentration of fixed maturity investments during the 1999 period versus 1998.

       Net realized gains from sales of investment securities decreased $18.4 million to $381.9 million in 1999 versus $400.3 million in 1998. The decrease in net realized gains from 1998 to 1999 came principally from net realized losses on sales of fixed maturity investments of $16.2 million resulting from decreases in market interest rates during the period.

       Interest expense increased $71.4 million to $72.7 million in 1999 versus $1.3 million in 1998. The increase in interest expense during 1999 related principally to an intercompany borrowing of $1.1 billion from OneBeacon's parent which was undertaken in the 1998 fourth quarter.

       OneBeacon's income tax expense of $104.5 million in 1999 represented an effective tax rate of 27.9%. OneBeacon's income tax benefit of $186.1 million in 1998 represented an effective tax rate of 38.2%. OneBeacon's effective tax rate for 1999 was less than the statutory rate of 35% due to the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities. OneBeacon's effective rate of tax benefit for 1998 (resulting from a net loss reported during that year) was greater than the statutory rate of 35% as a result of the effects of tax exempt interest on certain fixed maturity securities and dividends received deductions on dividends relating to certain equity securities.

LIQUIDITY AND CAPITAL RESOURCES

       OneBeacon's primary sources of cash are premiums, investment income, reinsurance recoveries on paid losses, and proceeds from investment sales and maturities. OneBeacon's primary uses of cash are claims payments, underwriting and other operating expenses, commissions and other acquisition costs, taxes and purchases of investment securities. The fixed maturity portfolio of OneBeacon at June 30, 2001 consisted primarily of publicly traded, investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities.

       OneBeacon maintains a portion of its investment portfolio in highly liquid, short-term securities to provide for its immediate cash needs.

       On June 1, 2001, OneBeacon repaid its $1.1 billion intercompany term note with CGNU immediately prior to its acquisition by White Mountains.

       On June 1, 2001, CGNU made a $200.0 million cash contribution to OneBeacon immediately prior to its acquisition by White Mountains.

       On June 1, 2001, immediately prior to acquisition, CGNU caused OneBeacon to purchase the NICO Cover for $1,114.8 million in cash. Pursuant to the NICO Cover, OneBeacon obtained $2.5 billion in total coverage against its asbestos, environmental and certain other latent exposures and ceded net nominal loss reserves of $747.6 million.

       On June 1, 2001, immediately prior to acquisition, CGNU caused OneBeacon to purchase the GRC Cover for $275.0 million in cash. Pursuant to the GRC Cover, OneBeacon obtained $400.0 million of adverse development coverage.

       On June 1, 2001, immediately after the acquisition, White Mountains contributed Folksamerica and its subsidiaries as well as certain other assets to OneBeacon which served to increase OneBeacon's shareholders' equity at that date by approximately $661.5 million.

       In 1998, OneBeacon's parent contributed $475.0 million in capital to OneBeacon, consisting of $425.0 million in cash and $50.0 million in the form of common stock of Houston General Insurance Company.

       In 1998, OneBeacon made a return of capital distribution of $1.1 billion in cash to its parent.

       In 1998, OneBeacon borrowed $1.1 billion from its parent in the form of an intercompany term note. The note was issued by OneBeacon Holdings LLC, a wholly owned subsidiary of OneBeacon's ultimate parent and direct owner of 45.9% of OneBeacon's common stock. In addition to its intercompany debt with OneBeacon Holdings LLC, OneBeacon also had third-party debt of $13.9 million and $30.8 million at December 31, 2000 and 1999, respectively.

       In 1998, OneBeacon purchased NFU for $116.4 million in cash.

       OneBeacon's ability to pay dividends to its shareholder is dependent on the receipt of dividends from its insurance subsidiaries. In a given calendar year, OneBeacon's insurance subsidiaries can generally dividend the greater of 10% of their statutory surplus at the beginning of the year or the prior year's statutory net income without prior regulatory approval subject to the availability of unassigned funds (the statutory accounting equivalent of retained earnings). Larger dividends can be paid only upon regulatory approval. During the six months ended June 30, 2001 and the years ended December 31, 2000, 1999 and 1998, OneBeacon declared and subsequently paid dividends totalling $53.5 million, $342.3 million, $180.1 million and $302.8 million, respectively.